CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 333-210186 on Form N-1A of our report dated October 25, 2018, relating to the financial statements and financial highlights of EquityCompass Tactical Risk Manager ETF and EquityCompass Risk Manager ETF, appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund VIII as of and for the year ended August 31, 2018, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Miscellaneous Information" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 3, 2019